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                                                                     Exhibit 1.1

                                                                  EXECUTION COPY

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                            KINGPIN MERGER SUB, INC.


                            (a Delaware corporation)
                           (to be merged with and into
                           AMF Bowling Worldwide, Inc.
                           at the time of the Merger)


                                  $150,000,000


                     10% Senior Subordinated Notes due 2010


                               PURCHASE AGREEMENT


Dated: February 19, 2004


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
SECTION 1.     Representations and Warranties .................................................................3

     (a)       Representations and Warranties by the Company ..................................................3
               (i)       Offering Memorandum ..................................................................3
               (ii)      Independent Accountants ..............................................................3
               (iii)     Financial Statements .................................................................3
               (iv)      No Material Adverse Change in Business ...............................................4
               (v)       Good Standing of AMF and the Company .................................................4
               (vi)      Good Standing of Subsidiaries ........................................................4
               (vii)     Capitalization .......................................................................4
               (viii)    Authorization of Purchase Agreement and Registration Rights Agreement. ...............4
               (ix)      Authorization of the Joinder Agreements ..............................................5
               (x)       Authorization of the Indenture .......................................................5
               (xi)      Authorization of the Securities ......................................................5
               (xii)     Authorization of the Escrow Agreement ................................................6
               (xiii)    Authorization of the Merger Agreement ................................................6
               (xiv)     Authorization of the New Senior Secured Credit Facility ..............................6
               (xv)      Authorization of the Sale-Leaseback Facility .........................................6
               (xvi)     Power and Authority ..................................................................6
               (xvii)    Description of the Securities, the Indenture, the Escrow Agreement, the
                         Registration Rights Agreement, the New Senior Secured Credit Facility, the
                         Sale-Leaseback Facility and the Merger Agreement .....................................6
               (xviii)   Absence of Defaults and Conflicts ....................................................6
               (xix)     Absence of Labor Dispute .............................................................7
               (xx)      Absence of Proceedings ...............................................................7
               (xxi)     Absence of Manipulation ..............................................................8
               (xxii)    Possession of Intellectual Property ..................................................8
               (xxiii)   Absence of Further Requirements ......................................................8
               (xxiv)    Possession of Licenses and Permits ...................................................8
               (xxv)     Title to Property ....................................................................8
               (xxvi)    Environmental Laws ...................................................................9
               (xxvii)   Investment Company Act ...............................................................9
               (xxviii)  Similar Offerings ....................................................................9
               (xxix)    Rule 144A Eligibility ................................................................9
               (xxx)     No General Solicitation .............................................................10
               (xxxi)    No Registration Required ............................................................10
               (xxxii)   No Directed Selling Efforts .........................................................10
               (xxxiii)  Accounting Controls .................................................................10
               (xxxiv)   Disclosure Controls .................................................................10
               (xxxv)    Related Party Transactions ..........................................................10
               (xxxvi)   Tax Returns .........................................................................11
               (xxxvii)  Insurance ...........................................................................11
               (xxxviii) Solvency ............................................................................11
               (xxxix)   Suppliers ...........................................................................11
               (x1)      AMF's Representation and Warranties in the Merger Agreement .........................11
               (x1i)     Foreign Corrupt Practices ...........................................................11

     (b)       Officers' Certificates ........................................................................11

SECTION 2.     Sale and Delivery to Initial Purchasers; Closing ..............................................12

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
     (a)       Securities ....................................................................................12

     (b)       Payment .......................................................................................12

     (c)       Denominations; Registration ...................................................................12

SECTION 3.     Covenants of the Company ......................................................................12

     (a)       Offering Memorandum ...........................................................................12

     (b)       Notice and Effect of Material Events ..........................................................12

     (c)       Amendment to Offering Memorandum and Supplements ..............................................13

     (d)       Qualification of Securities for Offer and Sale ................................................13

     (e)       Rating of Securities ..........................................................................13

     (f)       DTC ...........................................................................................13

     (g)       Use of Proceeds ...............................................................................13

     (h)       Restriction on Sale of Securities .............................................................13

     (i)       PORTAL Designation ............................................................................13

     (j)       Reporting Requirements ........................................................................13

     (k)       Rule 144A Information .........................................................................14

     (l)       Joinder Agreements and Supplemental Indenture .................................................14

     (m)       Legends .......................................................................................14

SECTION 4.     Payment of Expenses ...........................................................................14

     (a)       Expenses ......................................................................................14

     (b)       Termination of Agreement ......................................................................15

SECTION 5.     Conditions of Initial Purchasers' Obligations .................................................15

     (a)       Opinion of Counsel for Company, AMF and the Guarantors ........................................15

     (b)       Opinion of Counsel for Initial Purchasers .....................................................15

     (c)       Additional Opinions ...........................................................................15

     (d)       Officers' Certificate .........................................................................15

     (e)       Accountants' Comfort Letter ...................................................................16

     (f)       Bring-down Comfort Letter .....................................................................16

     (g)       Maintenance of Rating .........................................................................16

     (h)       PORTAL ........................................................................................16

     (i)       Financial Officer's Certificate ...............................................................16

     (j)       Registration Rights Agreement and Indenture ...................................................16

     (k)       Escrow Agreement ..............................................................................16

     (1)       New Senior Secured Credit Facility ............................................................16

     (m)       Consent Solicitation and Tender Offer .........................................................17

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
     (n)       Sale-Leaseback Facility .......................................................................17

     (o)       The Merger Agreement ..........................................................................17

     (p)       Purchase Agreement Joinder Agreement ..........................................................17

     (q)       Additional Documents ..........................................................................17

     (r)       Termination of Agreement ......................................................................17

SECTION 6.     Subsequent Offers and Resales of the Securities ...............................................17

     (a)       Offer and Sale Procedures .....................................................................17
               (i)       Offers and Sales ....................................................................17
               (ii)      No General Solicitation .............................................................17
               (iii)     Purchases by Non-Bank Fiduciaries ...................................................18
               (iv)      Subsequent Purchaser Notification ...................................................18
               (v)       Minimum Principal Amount ............................................................18

     (b)       Covenants of the Company ......................................................................18
               (i)       Integration .........................................................................18
               (ii)      Rule 144A Information ...............................................................18
               (iii)     Restriction on Repurchases ..........................................................18

     (c)       Resale Pursuant to Rule 903 of Regulation S or Rule 144A ......................................18

     (d)       Qualified Institutional Buyer .................................................................19

SECTION 7.     Indemnification. ..............................................................................19

     (a)       Indemnification of Initial Purchasers .........................................................19

     (b)       Indemnification of Company ....................................................................20

     (c)       Actions against Parties; Notification .........................................................20

     (d)       Settlement without Consent if Failure to Reimburse ............................................20

SECTION 8.     Contribution ..................................................................................20

SECTION 9.     Representations, Warranties and Agreements to Survive .........................................21

SECTION 10.    Termination of Agreement ......................................................................22

     (a)       Termination; General ..........................................................................22

     (b)       Liabilities ...................................................................................22

SECTION 11.    Default by One or More of the Initial Purchasers ..............................................22

SECTION 12.    Tax Disclosure ................................................................................23

SECTION 13.    Notices .......................................................................................23

SECTION 14.    Parties .......................................................................................23

SECTION 15.    Mergers .......................................................................................23

SECTION 16.    Governing Law .................................................................................23

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
SECTION 17.    Time ..........................................................................................23

SECTION 18.    Counterparts ..................................................................................24

SECTION 19.    Effect of Headings ............................................................................24

Schedule A     --        Initial Purchasers
Schedule B     --        List of Guarantors
Schedule C     --        Notes
Exhibit A      --        Form of Opinion of Kirkland & Ellis LLP
Exhibit B      --        Form of Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP
Exhibit C      --        Form of Purchase Agreement Joinder Agreement

                                       iv
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                            KINGPIN MERGER SUB, INC.
                            (a Delaware corporation)
                           (to be merged with and into
                           AMF Bowling Worldwide, Inc.
                           at the time of the Merger)

                                  $150,000,000

                               PURCHASE AGREEMENT

                                                               February 19, 2004

MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated
Credit Suisse First Boston LLC
          as Representatives of the several Initial Purchasers

c/o  Merrill Lynch & Co.
     Merrill Lynch, Pierce, Fenner & Smith
              Incorporated
4 World Financial Center
New York, New York 10080

Ladies and Gentlemen:

     Kingpin Merger Sub, Inc., a Delaware corporation (the "Company") (which will be merged with and into AMF Bowling Worldwide, Inc., a Delaware corporation ("AMF"), upon consummation of the Merger (as defined below) with AMF as the survivor of the Merger), confirms its agreement with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and each of the other Initial Purchasers named in Schedule A hereto (collectively, the "Initial Purchasers," which term shall also include any initial purchaser substituted as hereinafter provided in Section 11 hereof), for whom Merrill Lynch and Credit Suisse First Boston LLC ("CSFB") are acting as representatives (in such capacity, the "Representatives"), with respect to (i) the issue and sale by the Company and the purchase by the Initial Purchasers, acting severally and not jointly, of the respective principal amounts set forth in said Schedule A of $150,000,000 aggregate principal amount of the Company's 10% Senior Subordinated Notes due 2010 (the "Notes") and (ii) the issue and sale by the Guarantors listed on Schedule B hereto (each a "Guarantor" and collectively, the "Guarantors") and the purchase by the Initial Purchasers, acting severally and not jointly, of the senior subordinated guarantees (the "Guarantees") of the Company's obligations under the Notes. The Notes and the Guarantees are collectively referred to as the "Securities." The Securities are to be issued pursuant to an indenture to be dated as of February 27, 2004 (the "Indenture") by and among, the Company, Wilmington Trust Company, a Delaware banking corporation, as trustee (the "Trustee"), and other parties from time to time signatories thereto, including each of the Guarantors. Securities issued in book-entry form will be issued to Cede & Co. as nominee of The Depository Trust Company ("DTC") pursuant to a letter agreement, to be dated before or as of the Closing Time (as defined in Section 2(b)) (the "DTC Agreement"), between the Company and DTC.

     The Securities are being issued as part of the financing to effect the acquisition of AMF and its subsidiaries by the merger (the "Merger") of the Company, with and into AMF, whereby AMF will be the surviving corporation of the Merger. The Merger will be effected pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 26, 2003, among Kingpin Holdings LLC ("Kingpin

Holdings"), a Delaware limited liability company, the Company, a direct wholly owned subsidiary of Kingpin Holdings, and AMF.

     In connection with the consummation of the Merger, the Merger Agreement and related documents contemplate the occurrence of the following acquisition and related financing transactions including the issuance of the Securities pursuant to this Agreement: (i) investment (the "Equity Investment") by Code Hennessy & Simmons IV LP, a Delaware limited partnership, certain of its co-investors and certain members of AMF's management team (collectively, the "Equity Investors") in Kingpin Holdings totaling approximately $135 million; (ii) payment of $25.00 in cash by the Company for each share of AMF common stock (the "Merger Consideration"); (iii) refinancing of approximately $334 million of AMF's net existing indebtedness (including repayment of indebtedness under existing credit facilities (the "Existing Credit Facilities") and the consummation of AMF's consent solicitation and tender offer to purchase the outstanding 13.00% senior subordinated notes of AMF, due 2008 (the "Consent Solicitation and Tender Offer")); (iv) borrowing by AMF of approximately $135 million in term loans under a new senior secured credit facility (the "New Senior Secured Credit Facility"); (v) sale of certain of AMF's real estate under a sale-leaseback arrangement for aggregate proceeds of $250 million (the "Sale-Leaseback Facility"); and (vi) payment of certain fees and expenses incurred in connection with the foregoing acquisition and related financing transactions (clauses (i) through (vi), collectively, the "Transactions" and documents executed in connection therewith, the "Transaction Documents").

     The Company understands that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and agree that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers ("Subsequent Purchasers") at any time after this Agreement has been executed and delivered. The Securities are to be offered and sold through the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the "1933 Act"), in reliance upon exemptions therefrom. Pursuant to the terms of the Securities and the Indenture, investors that acquire Securities may only resell or otherwise transfer such Securities if such Securities are hereafter registered under the 1933 Act or if an exemption from the registration requirements of the 1933 Act is available (including the exemption afforded by Rule 144A ("Rule 144A") or Regulation S ("Regulation S") of the rules and regulations promulgated under the 1933 Act by the Securities and Exchange Commission (the "Commission")).

     The Company has prepared and delivered to each Initial Purchaser copies of a preliminary offering memorandum dated February 6, 2004 (the "Preliminary Offering Memorandum") and has prepared and will deliver to each Initial Purchaser, on the date hereof or the next succeeding day, copies of a final offering memorandum dated February 19, 2004 (the "Final Offering Memorandum"), each for use by such Initial Purchaser in connection with its solicitation of purchases of, or offering of, the Securities. "Offering Memorandum" means, with respect to any date or time referred to in this Agreement, the most recent offering memorandum (whether the Preliminary Offering Memorandum or the Final Offering Memorandum, or any amendment or supplement to either such document), which has been prepared and delivered by the Company to the Initial Purchasers in connection with their solicitation of purchases of, or offering of, the Securities.

     The holders of the Securities will be entitled to the benefits of the registration rights agreement to be dated as of the; Closing Time (the "Registration Rights Agreement"), by and among the Company, the Guarantors and the Initial Purchasers, pursuant to which the Company will agree, subject to the terms and conditions thereof, to file a registration statement with the Commission registering the Exchange Securities (as defined in the Registration Rights Agreement), and the Guarantees with respect thereto, under the 1933 Act; PROVIDED, HOWEVER, that if the Merger has not occurred by the Closing Time, the Guarantors shall not be party to the Registration Rights Agreement until the Guarantors execute the Registration Rights Joinder Agreement (defined below) required hereby.

     If the Merger is not consummated at the Closing Time, the Company shall deposit (or cause to be deposited) with the Escrow Agent (as defined below) the proceeds from the sale of the Securities, together with

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additional funds (collectively, the "Escrow Funds"), pursuant to an Escrow
Agreement to be dated February 27, 2004 (the "Escrow Agreement"), among the Company, Wilmington Trust Company, a Delaware banking corporation, as escrow agent (the "Escrow Agent") and the Trustee. Pending consummation of the Merger, the Escrow Funds will be held by the Escrow Agent in an escrow account (the "Escrow Account"). AMF will be able to obtain release of the Escrow Funds upon consummation of the Merger and subject to the conditions set forth in the Escrow Agreement. If AMF has not obtained the release of the Escrow Funds on or prior to March 29, 2004 (the "Deadline Date") in accordance with the terms of the Escrow Agreement, then the Indenture will require that the Company redeem all of the Securities at 101% of their principal amount plus accrued and unpaid interest thereon (the "Special Mandatory Redemption"). The Company has a one-time option to extend the Deadline Date by up to 90 days but in no event may the Company extend the Deadline Date beyond June 28, 2004. In the event the Company elects to extend the Deadline Date as provided by the terms of the Escrow Agreement, the Company shall be required to deposit with the Escrow Agent an additional amount of cash (which may be invested in Cash Equivalents) sufficient to fund the accrued and unpaid interest on the Securities for such additional time period.

     SECTION 1. REPRESENTATIONS AND WARRANTIES.

     (a) REPRESENTATIONS AND WARRANTIES BY THE COMPANY. The Company represents and warrants to each Initial Purchaser as of the date hereof and as of the Closing Time referred to in Section 2(b) hereof, and agrees with each Initial Purchaser, as follows:

          (i) OFFERING MEMORANDUM. The Offering Memorandum does not; and at the Closing Time will not, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; PROVIDED that this representation, warranty and agreement shall not apply to statements in or omissions from the Offering Memorandum made in reliance upon and in conformity with written information furnished to the Company by any Initial Purchaser through Merrill Lynch expressly for use in the Offering Memorandum.

          (ii) INDEPENDENT ACCOUNTANTS. Arthur Andersen LLP, who audited the financial statements and supporting schedules of AMF and its subsidiaries as of December 31, 2001 and for the fiscal years ended December 31, 2001, 2000, 1999 and 1998 included in the Offering Memorandum, were independent certified public accountants with respect to AMF and its respective subsidiaries within the meaning of Regulation S-X under the 1933 Act at all times that Arthur Andersen LLP was engaged by AMF. KPMG LLP, who audited the consolidated financial statements and supporting schedules of AMF and its subsidiaries as of June 29, 2003 and June 30, 2002, and for the year ended June 29, 2003 the four months ended June 30, 2002 and the two months ended February 28, 2002, included in the Offering Memorandum, are independent certified public accountants with respect to AMF and its subsidiaries within the meaning of Regulation S-X under the 1933 Act.

          (iii) FINANCIAL STATEMENTS. The financial statements, together with the related schedules and notes, included in the Offering Memorandum present fairly the financial position of AMF and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders' equity and cash flows of AMF and its consolidated subsidiaries for the periods specified, said financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved. The supporting schedules, if any, included in the Offering Memorandum present fairly in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the Offering Memorandum present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Offering Memorandum. The pro forma financial statements of AMF and its subsidiaries and the related notes thereto included in the Offering Memorandum present fairly the information shown therein, have been prepared in accordance

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     with the Commission's rules and guidelines with respect to pro forma financial statements and have been properly compiled on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

          (iv) NO MATERIAL ADVERSE CHANGE IN BUSINESS. Since the respective dates as of which information is given in the Offering Memorandum, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of AMF, the Company, the Guarantors and their respective subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a "Material Adverse Effect"),
     (B) there have been no transactions entered into by AMF, the Company, the Guarantors or any of their respective subsidiaries, other than those in the ordinary course of business, which are material with respect to AMF, the Company, the Guarantors and their respective subsidiaries considered as one enterprise, and (C) there has been no dividend or distribution of any kind declared, paid or made by AMF, the Company, the Guarantors or their respective subsidiaries on any class of their capital stock or other equity interest.

          (v) GOOD STANDING OF AMF AND THE COMPANY. Each of AMF and the Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and to enter into and perform its obligations under this Agreement; and each of AMF and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

          (vi) GOOD STANDING OF SUBSIDIARIES. Each subsidiary of AMF (each a "Subsidiary" and collectively the "Subsidiaries") (including each of the Guarantors) has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect; except as otherwise disclosed in the Offering Memorandum, all of the issued and outstanding capital stock of each Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by AMF, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares of capital stock of the Subsidiaries was issued in violation of any preemptive or similar rights of any security holder of such Subsidiary. All the Subsidiaries are listed on Schedule C attached hereto.

          (vii) CAPITALIZATION. The authorized, issued and outstanding capital stock of the Company is as set forth in the Offering Memorandum. The shares of issued and outstanding capital stock of the Company has been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

          (viii) AUTHORIZATION OF PURCHASE AGREEMENT AND REGISTRATION RIGHTS AGREEMENT.

               (a) This Agreement has been duly authorized by the Company and each of the Guarantors. This Agreement has been duly executed and delivered by the Company and at the Closing Time, assuming due authorization, execution and delivery by the Initial Purchasers, this Agreement will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. At the Closing Time, each of the Guarantors, if the Merger is consummated, will have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Initial Purchasers, this Agreement will constitute the valid and binding obligation of each of the Guarantors, enforceable against each of the Guarantors in accordance with its terms.

               (b) The Registration Rights Agreement has been duly authorized by the Company and each of the Guarantors. The Registration Rights Agreement will be duly executed and delivered by the Company at the Closing Time and at the Closing Time, assuming due authorization, execution and delivery by the Initial Purchasers, the Registration Rights Agreement will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. At the Closing Time, each of the Guarantors, if the Merger is consummated, will have duly executed and delivered the Registration Rights Agreement and, assuming due authorization, execution and delivery by the Initial Purchasers, the Registration Rights Agreement will constitute the valid and binding obligation of each of the Guarantors, enforceable against each of the Guarantors in accordance with its terms.

          (ix) AUTHORIZATION OF THE JOINDER AGREEMENTS. The registration rights joinder agreement (the "Registration Rights Joinder Agreement") and the purchase agreement joinder agreement (the "Purchase Agreement Joinder Agreement," together with the Registration Rights Joinder Agreement, the "Joinder Agreements") have been duly authorized by each of the Guarantors, and once the Merger is consummated, will be duly executed and delivered by each of the Guarantors and will constitute the valid and binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms.

          (x) AUTHORIZATION OF THE INDENTURE. The Indenture has been duly authorized by the Company and each of the Guarantors. The Indenture will be duly executed and delivered by the Company at the Closing Time and at the Closing Time, assuming due authorization, execution and delivery by the Trustee, the Indenture will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. At the Closing Time, each of the Guarantors, if the Merger is consummated, will have duly executed and delivered the Indenture and, assuming due authorization, execution and delivery by the Trustee, the Indenture will constitute the valid and binding obligation of each of the Guarantors, enforceable against each of the Guarantors in accordance with its terms

          (xi) AUTHORIZATION OF THE SECURITIES. The Notes have been duly authorized and, at the Closing Time, will have been duly executed and delivered by the Company and, when authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will be in the form contemplated by, and entitled to the benefits of, the Indenture.

          The Guarantees have been duly authorized by each of the Guarantors and, once the Merger is consummated, will have been duly executed and delivered by each of the Guarantors and, when the Notes are, authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the purchase price therefor as provided in this Agreement and once the Merger is consummated, will constitute valid and binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms.

          The Exchange Securities have been duly authorized by Company, and when executed and authenticated and issued and delivered by the Company in exchange for the Notes pursuant to the

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     Exchange Offer (as defined in the Registration Rights Agreement), will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

          The guarantees of the Exchange Securities have been duly authorized by each of the Guarantors and, when the Exchange Securities are authenticated, issued and delivered in the manner provided for in the Indenture, will constitute valid and binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms and will be in the form contemplated by, and entitled to the benefits of, the Indenture.

          (xii) AUTHORIZATION OF THE ESCROW AGREEMENT. The Escrow Agreement has been duly authorized by the Company. At the Closing Time if the Merger is not consummated, the Company will have duly executed and delivered the Escrow Agreement and assuming due authorization, execution and delivery of the Escrow Agreement by each other party thereto, the Escrow Agreement will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          (xiii) AUTHORIZATION OF THE MERGER AGREEMENT. The Merger Agreement has been duly authorized executed and delivered by AMF and the Company and constitutes a valid and binding agreement of AMF and the Company enforceable against AMF and the Company in accordance with its terms.

          (xiv) AUTHORIZATION OF THE NEW SENIOR SECURED CREDIT FACILITY. The New Senior Secured Credit Facility has been authorized by the Company and each of the Guarantors which are a party thereto and, when executed and delivered by the Company and such Guarantors, assuming due authorization, execution and delivery by each other party thereto, will constitute a valid and binding agreements of the Company and such Guarantors enforceable against the Company and such Guarantors in accordance with its terms.

          (xv) AUTHORIZATION OF THE SALE-LEASEBACK FACILITY. The Sale-Leaseback Facility has been authorized by the Company and each of the Guarantors which are a party thereto and, when executed and delivered by the Company and such Guarantors, assuming due authorization, execution and delivery by each other party thereto, will constitute a valid and binding agreements of the Company and such Guarantors enforceable against the Company and such Guarantors in accordance with its terms.

          (xvi) POWER AND AUTHORITY. AMF, the Company and each of the Guarantors has all requisite corporate or such other similar power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement, the Indenture, the Escrow Agreement, the Securities, the Dealer Manager Agreement, the Exchange Securities, the New Senior Secured Credit Facility, the Sale-Leaseback Facility, the Joinder Agreement, the Merger Agreement and the DTC Agreement, in each case to the extent a party thereto, and to consummate all the transactions in connection therewith as contemplated in the Offering Memorandum.

          (xvii) DESCRIPTION OF THE SECURITIES, THE INDENTURE, THE ESCROW AGREEMENT, THE REGISTRATION RIGHTS AGREEMENT, THE NEW SENIOR SECURED CREDIT FACILITY, THE SALE-LEASEBACK FACILITY AND THE MERGER AGREEMENT. The Securities, the Indenture, the Escrow Agreement, the Registration Rights Agreement, the New Senior Secured Credit Facility, the Sale-Leaseback Facility and the Merger Agreement will conform in all material respects to the respective descriptions thereof contained in the Offering Memorandum and will be in substantially the respective forms previously delivered to the Initial Purchasers prior to the date of this Agreement.

          (xviii) ABSENCE OF DEFAULTS AND CONFLICTS. None of AMF, the Company, the Guarantors or any of their respective subsidiaries is in violation of its charter or by-laws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which AMF, the Company, the Guarantors or any of their respective subsidiaries is a party or by which or any of them may be bound, or to which any of the property or assets of AMF, the Company, the Guarantors or any of their respective subsidiaries is subject (collectively, "Agreements and Instruments") except for such defaults that would not result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement, the Indenture, the Escrow Agreement and the Securities, the other Transaction Documents and any other agreement or instrument entered into or issued or to be entered into or issued by AMF, the Company, the Guarantors or any of their respective subsidiaries in connection with the transactions contemplated hereby or thereby or in the Offering Memorandum and the consummation of the transactions contemplated herein and in the Offering Memorandum (including the issuance and sale of the Securities and consummation of the other Transactions and the use of the proceeds from the sale of the Securities as described in the Offering Memorandum under the caption "Use of Proceeds") and compliance by the Company with its obligations hereunder have been duly authorized by all necessary corporate action and do not and will not after giving effect to the other Transactions, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of AMF, the Company, the Guarantors or any of their respective subsidiaries pursuant to, the Agreements and Instruments except for such conflicts, breaches or defaults or Repayment Events or liens, charges or encumbrances that, singly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, nor will such action result in any violation of the provisions of the charter or by-laws of AMF, the Company, the Guarantors or any of their respective subsidiaries or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over AMF, the Company, the Guarantors or any of their respective subsidiaries or any of their assets, properties or operations. As used herein, a "Repayment Event" means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by AMF, the Company, the Guarantors or any of their respective subsidiaries.

          (xix) ABSENCE OF LABOR DISPUTE. No labor dispute with the employees of AMF, the Company, the Guarantors or any of their respective subsidiaries exists or, to the knowledge of the Company, is imminent, and none of AMF, the Company, the Guarantors or any of their respective subsidiaries is aware of any existing or imminent labor disturbance by the employees of any of AMF's, the Company's, the Guarantors' or any of their respective subsidiaries' principal suppliers, manufacturers, customers or contractors, which, in either case, would result in a Material Adverse Effect.

          (xx) ABSENCE OF PROCEEDINGS. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting AMF, the Company, the Guarantors or any of their respective subsidiaries which might result in a Material Adverse Effect, or which might materially and adversely affect the properties or assets of AMF, the Company, the Guarantors or any of their respective subsidiaries or the consummation of the transactions contemplated by this Agreement or any of the Transactions or the performance by AMF, the Company, the Guarantors or any of their respective subsidiaries of their obligations hereunder or under the Securities, the Exchange Securities, the Escrow Agreement or any of the Transaction Documents. The aggregate of all pending legal or governmental proceedings to which AMF, the Company, the Guarantors or any of their respective subsidiaries is a party or of which any of their respective property or assets is the subject which are not described in the Offering Memorandum, including ordinary routine litigation incidental to the business, would not reasonably be expected to result in a Material Adverse Effect.

          (xxi) ABSENCE OF MANIPULATION. None of AMF, the Company, the Guarantors or any respective affiliate thereof has taken, nor will take, directly or indirectly, any action which is designed to or which has constituted or which would be expected to cause or result in stabilization or manipulation of the price of any security of AMF, the Company, the Guarantors or their respective subsidiaries to facilitate the sale or resale of the Securities.

          (xxii) POSSESSION OF INTELLECTUAL PROPERTY. AMF, the Company, the Guarantors and their respective subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, "Intellectual Property") necessary to carry on the business now operated by them, and none of AMF, the Company, the Guarantors or any of their respective subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of AMF, the Company, the Guarantors or any of their respective subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

          (xxiii) ABSENCE OF FURTHER REQUIREMENTS. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by AMF, the Company and each of the Guarantors of its obligations hereunder, in connection with the offering, issuance or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement or for the due execution, delivery or performance of the Indenture by AMF, the Company and each of the Guarantors, except such as have been already obtained.

          (xxiv) POSSESSION OF LICENSES AND PERMITS. AMF, the Company, the Guarantors and their respective subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, "Governmental Licenses") issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them respectively, except where the failure so to possess would not, singly or in the aggregate, result in a Material Adverse Effect; AMF, the Company, the Guarantors and their respective subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses and with the rules and regulations of all regulatory authorities and governing bodies having jurisdiction with respect thereto, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except, where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in a Material Adverse Effect; and none of AMF, the Company, the Guarantors or any of their respective subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling, or finding, would result in a Material Adverse Effect.

          (xxv) TITLE TO PROPERTY. AMF, the Company, the Guarantors and their respective subsidiaries have good and marketable title to all real property owned by AMF, the Company, the Guarantors and their respective subsidiaries and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) are described in the Offering Memorandum or (b) do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by AMF, the Company, the Guarantors or any of their respective subsidiaries; and all of the leases and subleases material to the business of AMF, the Company, the Guarantors and their respective subsidiaries, considered as one enterprise, and under which AMF, the Company, the Guarantors or any of their respective subsidiaries holds properties described in the Offering Memorandum, are in full force and effect, and none of AMF, the Company, the Guarantors or any of their respective subsidiaries has any notice of any claim of any sort that has been asserted by anyone adverse to the rights of AMF, the Company, the Guarantors or any of their respective subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of AMF, the Company, the Guarantors or any of their respective subsidiaries to the continued possession of the leased or subleased premises under any such lease or sublease, which in either case, would result in a Material Adverse Effect.

          (xxvi) ENVIRONMENTAL LAWS. Except as described in the Offering Memorandum and except such matters as would not reasonably be expected to, singly or in the aggregate, result in a Material Adverse Effect, (A) none of AMF, the Company, the Guarantors or any of their respective subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, "Hazardous Materials") or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, "Environmental Laws"), (B) AMF, the Company, the Guarantors and their respective subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against AMF, the Company, the Guarantors or any of their respective subsidiaries and (D) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting AMF, the Company, the Guarantors or any of their respective subsidiaries relating to Hazardous Materials or Environmental Laws.

          (xxvii) INVESTMENT COMPANY ACT. None of AMF, the Company, the Guarantors or any of their respective subsidiaries is required, and upon issuance and sale of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the Offering Memorandum will not be, an "investment company" or an entity "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended (the "1940 Act").

          (xxviii) SIMILAR OFFERINGS. None of AMF, the Company, the Guarantors or any of their respective affiliates, as such term is defined in Rule 501(b) under the 1933 Act (each, an "Affiliate"), has, directly or indirectly, solicited any offer to buy, sold or offered to sell or otherwise negotiated in respect of, or will, directly or indirectly, solicit any offer to buy, sell or offer to sell or otherwise negotiate in respect of, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the Securities to be registered under the 1933 Act.

          (xxix) RULE 144A ELIGIBILITY. The Securities are eligible for resale pursuant to Rule 144A and will not be, at the Closing Time, of the same class as securities listed on a national securities exchange registered under Section 6 of the Securities and Exchange Act Of 1934, as amended (the "1934 Act"), or quoted in a U.S. automated interdealer quotation system.

          (xxx) NO GENERAL SOLICITATION. None of AMF, the Company, the Guarantors or their respective Affiliates or any person acting on its or any of their behalf (other than the Initial Purchasers, as to whom the Company make no representation) has engaged or will engage, in connection with the offering or sale of the Securities, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the 1933 Act.

          (xxxi) NO REGISTRATION REQUIRED. Subject to compliance by the Initial Purchasers with the representations and warranties set forth in Section 2 and the procedures set forth in Section 6 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement and the Offering Memorandum to register the Securities under the 1933 Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the "1939 Act").

          (xxxii) NO DIRECTED SELLING EFFORTS. With respect to those Securities sold in reliance on Regulation S, (A) none of AMF, the Company, the Guarantors or any of their respective Affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (B) each of AMF, the Company, the Guarantors, or any of their respective Affiliates and any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has complied and will comply with the offering restrictions requirement of Regulation S.

          (xxxiii) ACCOUNTING CONTROLS. AMF and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management's authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets;
     (C) access to assets is permitted only in accordance with management's authorization; (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; (E) material information relating to AMF and its subsidiaries is promptly made known to the officers responsible for establishing and maintaining the system of internal accounting controls; and (F) any significant deficiencies or weaknesses in the design or operation of internal accounting controls which could adversely affect AMF's ability to record, process, summarize and report financial data, and any fraud whether or not material that involves management or other employees who have a significant role in internal controls, are adequately and promptly disclosed to AMF's independent auditors and the audit committee of AMF's board of directors.

          (xxxiv) DISCLOSURE CONTROLS. AMF and its subsidiaries employ disclosure controls and procedures that are designed to ensure that information required to be disclosed by AMF in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission's rules and forms, and is accumulated and communicated to AMF's management, including its principal executive officer or officers and principal financial officer or officers, as appropriate to allow timely decisions regarding disclosure.

          (xxxv) RELATED PARTY TRANSACTIONS. No relationship, direct or indirect, exists between or among any of AMF, the Company, the Guarantors or their respective subsidiaries or any affiliate of AMF, the Company, the Guarantors or their respective subsidiaries, on the one hand, and any former or current director, officer, stockholder, customer or supplier of any of them, on the other hand, which is required by the 1933 Act or by the rules and regulations enacted thereunder to be described in a registration statement on Form S-1 which is not so described or is not described as required in the Offering Memorandum.

          (xxxvi) TAX RETURNS. All United States federal income tax returns of AMF and its subsidiaries required by law to be filed have been filed, except where the failure to file such returns would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except amounts being contested in good faith and as to which adequate reserves have been provided. AMF and its subsidiaries have filed all other tax returns that are required to have been filed by them pursuant to applicable foreign, federal, state, local or other law except insofar as the failure to file such returns would not reasonably be expected to result in a Material Adverse Effect, and have paid all taxes due pursuant to such returns or pursuant to any assessment received by AMF and its subsidiaries, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. The charges, accruals and reserves on the books of AMF in respect of all federal, state, local and foreign tax liabilities of AMF and its subsidiaries for any years not finally determined are adequate to meet any assessments or re-assessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not reasonably be expected to result in a Material Adverse Effect.

          (xxxvii) INSURANCE. AMF, the Company, the Guarantors and their respective subsidiaries carry or are entitled to the benefits of insurance covering such risks as is commercially prudent under the circumstances, expect where the failure to do so would not singly or in the aggregate, reasonably be expect to have a Material Adverse Effect.

          (xxxviii) SOLVENCY. Each of AMF, the Company, the Guarantors is, and immediately after the Closing Time and immediately upon consummation of the Transactions will be, Solvent. As used herein, the term "Solvent" means, with respect to an entity, on a particular date, that on such date (a) the fair market value of the assets of such entity is greater than the total amount of liabilities (including contingent liabilities) of such entity,
     (b) the entity is able to pay its debts and other liabilities, including contingent obligations, as they mature, and (c) the entity does not have unreasonably small capital.

          (xxxix) SUPPLIERS. No supplier of merchandise to AMF, the Company, the Guarantors or any of their respective subsidiaries has ceased shipments to AMF, the Company, the Guarantors or any of their respective subsidiaries, other than in the normal and ordinary course of business consistent with past practices, which cessation would not reasonably be expected to result in a Material Adverse Effect.

          (x1) AMF'S REPRESENTATION AND WARRANTIES IN THE MERGER AGREEMENT. The representations and warranties made by AMF in the Merger Agreement are true and correct.

          (x1i) FOREIGN CORRUPT PRACTICES. Neither AMF, nor any of its Subsidiaries, nor any of their respective directors, officers, agents, employees or any other persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful of unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, (the "FCPA") or any other similar applicable foreign, Federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations.

     (b) OFFICERS' CERTIFICATES. Any certificate signed by any officer of AMF, the Company, any Guarantor or any of their respective subsidiaries delivered to any of the Initial Purchasers or to the Representatives or counsel for the Initial Purchasers shall be deemed a representation and warranty by AMF, the Company, such Guarantor or any such subsidiary to each Initial Purchaser as to the matters covered thereby.

     SECTION 2. SALE AND DELIVERY TO INITIAL PURCHASERS; CLOSING.

     (a) SECURITIES. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Initial Purchaser, severally and not jointly, and each Initial Purchaser, severally and not jointly, agrees to purchase from the Company, at the price set forth in Schedule D, the aggregate principal amount of Securities set forth in Schedule A opposite the name of such Initial Purchaser, plus any additional principal amount of Securities which such Initial Purchaser may become obligated to purchase pursuant to the provisions of Section 11 hereof.

     (b) PAYMENT. Payment of the purchase price for, and delivery of certificates for, the Securities shall be made at the office of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, or at such other place as shall be agreed upon by the Representatives and the Company, at 9:00 A.M. (Eastern time) on February 27, 2004, the sixth business day after the date hereof (unless postponed in accordance with the provisions of Section
11), or such other time not later than ten business days after such date as shall be agreed upon by the Representatives and the Company (such time and date of payment and delivery being herein called the "Closing Time").

     Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company (in accordance with the Escrow Agreement, to the extent that the Merger has not been consummated at the Closing Time), against delivery to the Representatives for the respective accounts of the Initial Purchasers of certificates for the Securities to be purchased by them. It is understood that each Initial Purchaser has authorized the Representatives, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Securities which it has agreed to purchase. Merrill Lynch, individually and not as representative of the Initial Purchasers, may (but shall not be obligated to) make payment of the purchase price for the Securities to be purchased by any Initial Purchaser whose funds have not been received by the Closing Time, but such payment shall not relieve such Initial Purchaser from its obligations hereunder. If the Merger has not been consummated at the Closing Time, the Company will deposit the Escrow Funds into the Escrow Account in accordance with the terms of the Escrow Agreement.

     (c) DENOMINATIONS; REGISTRATION. Certificates for the Securities shall be in such denominations ($1,000 or integral multiples of $1,000 in excess thereof) and registered in such names as the Representatives may request in writing at least one full business day before Closing Time. The certificates representing the Securities shall be made available for examination and packaging by the Initial Purchasers in The City of New York not later than 10:00 A.M. on the last business day prior to Closing Time.

     SECTION 3. COVENANTS OF THE COMPANY. The Company covenants with each Initial Purchaser as follows:

     (a) OFFERING MEMORANDUM. The Company, as promptly as possible, will furnish to each Initial Purchaser, without charge, such number of copies of the Offering Memorandum and any amendments and supplements thereto and documents incorporated by reference therein as such Initial Purchaser may reasonably request prior to the initial printing thereof.

     (b) NOTICE AND EFFECT OF MATERIAL EVENTS. The Company will immediately notify each Initial Purchaser, and confirm such notice in writing, of (x) any filing made by AMF, the Company or any Guarantor of information relating to the offering of the Securities with any securities exchange or any other regulatory body in the United States or any other jurisdiction, and (y) prior to the completion of the placement of the offered Securities by the Initial Purchasers as evidenced by a notice in writing from the Initial Purchasers to the Company, any material changes in or affecting the condition, financial or otherwise, or the earnings, business affairs or business prospects of AMF, the Company, the Guarantors and their respective subsidiaries considered as one enterprise which
(i) make any statement in the Offering Memorandum false or misleading or (ii) are not disclosed in the Offering Memorandum. In such event or if during such time any event shall occur as a result of which it is necessary, in the reasonable opinion of any of the Company, its counsel, the Initial Purchasers or counsel for the Initial Purchasers, to amend or supplement the Offering Memorandum in order that the Offering Memorandum not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing, the Company will forthwith amend or supplement the Offering Memorandum by preparing and furnishing to each Initial Purchaser an amendment or amendments of, or a supplement or supplements to, the Offering Memorandum (in form and substance satisfactory in the reasonable opinion of counsel for the Initial Purchasers) so that, as so amended or supplemented, the Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a Subsequent Purchaser, not misleading.

     (c) AMENDMENT TO OFFERING MEMORANDUM AND SUPPLEMENTS. The Company will advise each Initial Purchaser promptly of any proposal to amend or supplement the Offering Memorandum and will not effect such amendment or supplement without the consent of the Initial Purchasers. Neither the consent of the Initial Purchasers, nor the Initial Purchaser's delivery of any such amendment or supplement, shall constitute a waiver of any of the conditions set forth in
Section 5 hereof.

     (d) QUALIFICATION OF SECURITIES FOR OFFER AND SALE. The Company will use its best efforts, in cooperation with the Initial Purchasers, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions as the Initial Purchasers may designate and to maintain such qualifications in effect as long as required for the sale of the Securities; PROVIDED, HOWEVER, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

     (e) RATING OF SECURITIES. The Company shall take all reasonable action necessary to enable Standard & Poor's Ratings Services, a division of McGraw Hill, Inc. ("S&P"), and Moody's Investors Service Inc. ("Moody's") to provide their respective credit ratings of the Securities.

     (f) DTC. The Company will cooperate with the Initial Purchasers and will use its commercially reasonable efforts to permit the offered Securities to be eligible for clearance and settlement through the facilities of DTC.

     (g) USE OF PROCEEDS. The Company will use the net proceeds received by it from the sale of the Securities and the other Transactions in the manner specified in the Offering Memorandum under the "Use of Proceeds."

     (h) RESTRICTION ON SALE OF SECURITIES. During a period of 180 days from the date of the Offering Memorandum, none of AMF or the Company or their respective subsidiaries will, without the prior written consent of Merrill Lynch, directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, or otherwise dispose of, any other debt securities of AMF, the Company, the Guarantors or their respective subsidiaries or securities of AMF, the Company, the Guarantors or their respective subsidiaries that are convertible into, or exchangeable for, the offered Securities or such other debt securities.

     (i) PORTAL DESIGNATION. The Company will use its best efforts to permit the Securities to be designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. ("NASD") relating to trading in the PORTAL Market.

     (j) REPORTING REQUIREMENTS. Until the offering of the Securities is complete; the Company will file or cause AMF to file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

     (k) RULE 144A INFORMATION. The Company agrees that, in order to render the Securities eligible for resale pursuant to Rule 144A under the 1933 Act, while any of the Securities remain outstanding, it will make available, upon request, to any holder of Securities or prospective purchasers of Securities the information specified in Rule 144A(d)(4), unless AMF, the Company or the Guarantors furnish information to the Commission pursuant to Section 13 or 15(d) of the 1934 Act.

     (1) JOINDER AGREEMENTS AND SUPPLEMENTAL INDENTURE.

          (a) Upon consummation of the Merger, the Company shall cause each of the Guarantors to execute the Purchase Agreement Joinder Agreement substantially in the form attached hereto as Exhibit C, pursuant to which each of the Guarantors shall agree to: (i) be bound by all covenants, agreements, representations, warranties, and acknowledgements attributable to the Company (including the Company's obligations as an indemnifying party) in this Agreement as if made by, and with respect to, each Guarantor signatory to the Purchase Agreement Joinder Agreement and (ii) jointly and severally, perform all obligations and duties required of the Company pursuant to this Agreement.

          (b) If the Merger is not consummated at the Closing Time, the Company shall cause each of the Guarantors to execute and deliver a Registration Rights Agreement Joinder Agreement in the form and substance satisfactory to the Initial Purchasers and counsel to the Initial Purchasers, pursuant to which each of the Guarantors shall agree to: (i) be bound by all covenants, agreements, and acknowledgements attributable to the Company (including the Company's obligations as an indemnifying party) in the Registration Rights Agreement as if made by, and with respect to, each Guarantor signatory to the Registration Rights Agreement Joinder Agreement and (ii) jointly and severally, perform all obligations and duties required of the Company pursuant to the Registration Rights Agreement.

          (c) If the Merger is not consummated at the Closing Time, the Company shall cause each of the Guarantors to execute and deliver a supplemental indenture (the "Supplemental Indenture") in the form and substance satisfactory to the Initial Purchasers and counsel to the Initial Purchasers. In the event the Merger is not consummated at the Closing Time, upon consummation of the Merger, the Company shall cause each of the Guarantors to execute and deliver a Supplemental Indenture, pursuant to which each of the Guarantors shall become a party to the Indenture and shall become Guarantors of the Securities and shall agree to be bound by all covenants, agreements, and other provisions attributable to the Guarantors in the Indenture.

     (m) LEGENDS. Each certificate of the Security will bear the legend contained in the "Notice to Investors" in the Offering Memorandum for the time period and upon the terms stated in the Offering Memorandum.

     SECTION 4. PAYMENT OF EXPENSES.

     (a) EXPENSES. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing, delivery to the Initial Purchasers and any filing of the Offering Memorandum (including financial statements and any schedules or exhibits) and of each amendment or supplement thereto, (ii) the preparation, printing and delivery to the Initial Purchasers of this Agreement, the Registration Rights Agreement, any Agreement among Initial Purchasers, the Indenture, the Escrow Agreement and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation, issuance and delivery of the certificates for Securities to the Initial Purchasers, including, any transfer taxes, any stamp or other duties payable upon the sale, issuance and delivery of the Securities to the Initial Purchasers and any charges of DTC in connection therewith, (iv) the fees and disbursements of the Company's and Guarantors' counsel, accountants and other advisors, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers (up to $5,000) in connection therewith and in connection with the preparation of the Blue Sky Survey, any supplement thereto, (vi) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities, (vii) the costs and expenses of the Company relating to investor presentations on any "road show" undertaken in connection with the marketing of the Securities including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and 50% of the cost of aircraft and other transportation chartered in connection with the road show, and (viii) any fees payable in connection with the rating of the Securities and any fees and expenses payable in connection with the initial and continued designation of the Securities as PORTAL securities under the PORTAL Market Rules pursuant to NASD Rule 5322. The Initial Purchasers will pay fees, costs and expenses of their counsel.

     (b) TERMINATION OF AGREEMENT. If this Agreement is terminated by the Representatives in accordance with the provisions of Section 5 or Section 10(a)(i) hereof, the Company shall reimburse the Initial Purchasers for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Initial Purchasers.

     SECTION 5. CONDITIONS OF INITIAL PURCHASERS' OBLIGATIONS. The obligations of the several Initial Purchasers hereunder are subject to the accuracy of the representations and warranties of the Company contained in Section 1 hereof or in certificates of any officer of AMF, the Company, the Guarantors or any of their respective subsidiaries delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

     (a) OPINION OF COUNSEL FOR COMPANY, AMF AND THE GUARANTORS. At the Closing Time, the Representatives shall have received the favorable opinion, dated as of the Closing Time, of Kirkland and Ellis LLP, counsel for the Company, AMF and the Guarantors in form set forth in Exhibit A hereto.

     (b) OPINION OF COUNSEL FOR INITIAL PURCHASERS. At the Closing Time, the Initial Purchasers shall have received the favorable opinion, dated as of the Closing Time, of Fried, Frank, Harris, Shriver & Jacobson LLP, counsel for the Initial Purchasers, together with signed or reproduced copies of such letter for each of the other Initial Purchasers, in the form set forth in Exhibit B hereto. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York and the federal law of the United States and the General Corporation Law of the State of Delaware, upon the opinions of counsel satisfactory to the Representatives. Such counsel may also state that, insofar as such opinion involves factual matters, they have relies, to the extent they deem proper, upon certificates of officers of AMF, the Company, the Guarantors and their respective subsidiaries and certificates of public officials.

     (c) ADDITIONAL OPINIONS. At the Closing Time, the Initial Purchasers shall have received each of the opinions, dated as of the Closing Time, required to be delivered pursuant to the Merger Agreement, the New Senior Secured Credit Facility, and the Sale-Leaseback Facility, addressed to each of the Initial Purchasers, together with signed or reproduced copies of such letter for each of the other Initial Purchasers.

     (d) OFFICERS' CERTIFICATE. At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Final Offering Memorandum (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of AMF, the Company, the Guarantors and their subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Representatives shall have received a certificate of the President or a Vice President of AMF, and of the chief financial or chief accounting officer of AMF, dated as of the Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties in Section 1 hereof are true and correct with the same force and effect as though expressly made at and as of Closing Time, (iii) pursuant to the Merger Agreement, the Company has merged with and into AMF with AMF as the surviving corporation, and (iv) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time.

     (e) ACCOUNTANTS' COMFORT LETTER. At the time of the execution of this Agreement, the Initial Purchasers shall have received from KPMG LLP a letter dated such date, in form and substance satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Initial Purchasers, containing statements and information of the type ordinarily included in accountants' "comfort letters" to Initial Purchasers with respect to the financial statements and certain financial information contained in the Offering Memorandum.

     (f) BRING-DOWN COMFORT LETTER. At the Closing Time, the Initial Purchasers shall have received from KPMG LLP a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (e) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

     (g) MAINTENANCE OF RATING. At the Closing Time, the Securities shall be rated at least B3 by Moody's and CCC+ by S&P, and the Company shall have delivered to the Representatives letter dated the Closing Time, from each such rating agency, or other evidence satisfactory to the Representatives confirming that the Securities have such ratings; and since the date of this Agreement, there shall not have occurred a downgrading in the rating assigned to the Securities or any of the Company's or AMF's other debt instruments (including the New Senior Secured Credit Facility) by any "nationally recognized statistical rating agency", as that term is defined by the Commission for purposes of Rule 436(g)(2) under the 1933 Act, and no such securities rating agency shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Securities or any of the Company's or AMF's other debt instruments (including the New Senior Secured Credit Facility).

     (h) PORTAL. At the Closing Time, the Securities shall have been designated for trading on PORTAL.

     (i) FINANCIAL OFFICER'S CERTIFICATE. At the Closing Time, the Initial Purchasers shall have received certificates of the Chief Financial Officer (i) as to certain agreed upon accounting matters and with respect to the solvency of AMF, the Company and the Guarantors immediately after the consummation of the Transactions and (ii) with respect to AMF's financial statements and certain financial information of AMF and its subsidiaries, in each case, in the form and substance satisfactory to the Initial Purchasers and counsel to the Initial Purchasers.

     (j) REGISTRATION RIGHTS AGREEMENT AND INDENTURE. The Company and each of the Guarantors shall have duly (i) authorized, the Registration Rights Agreement and the Indenture; (ii) executed and delivered the Registration Rights Agreement and the Indenture in form and substance satisfactory to the Initial Purchasers and counsel to the Initial Purchasers and (iii) executed and delivered the Indenture to the Trustee; PROVIDED, HOWEVER, that (ii) and (iii) shall only apply to the Guarantors in the event that the Merger is consummated at the Closing Time.

     (k) ESCROW AGREEMENT. At the Closing Time, if the Merger is not consummated, the Company shall have duly authorized, executed and delivered the Escrow Agreement in form and substance satisfactory to the Initial Purchasers and counsel to the Initial Purchasers and each of the Trustee and the Escrow Agent shall entered into the Escrow Agreement.

     (l) NEW SENIOR SECURED CREDIT FACILITY. If the Merger is consummated at the Closing Time, (i) AMF shall have closed on the New Secured Senior Credit Facility in the form and on the terms as set forth in the New Secured Senior Credit Facility presented to the Initial Purchasers on even date herewith, (ii) the lenders under the New Senior Credit Facility shall be prepared to fund the term loan thereunder and to provide the revolver thereunder, and (iii) AMF shall be prepared to repay all outstanding indebtedness under the Existing Credit Facilities.

     (m) CONSENT SOLICITATION AND TENDER OFFER. If the Merger is consummated at the Closing Time, AMF shall be prepared to close on the Consent Solicitation and Tender Offer on the terms described in the Offering Memorandum and shall have received the Requisite Consent (as defined in AMF's Offer to Purchase and Consent Solicitation, dated January 29, 2004) in connection therewith.

     (n) SALE-LEASEBACK FACILITY. If the Merger is consummated at the Closing Time, AMF shall be prepared to close on the Sale-Leaseback Facility in the form and on the terms as set forth in the Sale-Leaseback Facility presented to the Initial Purchasers on even date herewith and all conditions to the closing of the Sale-Leaseback Facility shall be satisfied.

     (o) THE MERGER AGREEMENT. If the Merger is consummated at the Closing Time, AMF shall be prepared to close the Merger Agreement in the form and on the terms as set forth in the Merger Agreement presented to the Initial Purchasers on even date herewith and the Merger Agreement shall be in full force and effect and all conditions to the closing of the Merger Agreement shall be satisfied.

     (p) PURCHASE AGREEMENT JOINDER AGREEMENT. Each of the Guarantors shall have executed the Purchase Agreement Joinder Agreement.

     (q) ADDITIONAL DOCUMENTS. At the Closing Time, counsel for the Initial Purchasers shall have been furnished with such documents as they may require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company and the Guarantors, if the Merger is consummated at the Closing Time, in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance to the Representatives and counsel for the Initial Purchasers.

     (r) TERMINATION OF AGREEMENT. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representatives by notice to the Company at any time at or prior to the Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 7, 8 and 9 shall survive any such termination and remain in full force and effect.

     SECTION 6. SUBSEQUENT OFFERS AND RESALES OF THE SECURITIES.

     (a) OFFER AND SALE PROCEDURES. Each of the Initial Purchasers and the Company hereby establish and agree to observe the following procedures in connection with the offer and sale of the Securities:

          (i) OFFERS AND SALES. Offers and sales of the Securities shall be made to such persons and in such manner as is contemplated by the Offering Memorandum. Each Initial Purchaser severally agrees that it will not offer, sell or deliver any of the Securities in any jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws thereof, and that it will take at its own expense whatever action is required to permit its purchase and resale of the Securities in such jurisdictions.

          (ii) NO GENERAL SOLICITATION. No general solicitation or general advertising (within the meaning of Rule 502(c) under the 1933 Act) will be used in the United States in connection with the offering or sale of the Securities.

          (iii) PURCHASES BY NON-BANK FIDUCIARIES. In the case of a non-bank Subsequent Purchaser of a Security acting as a fiduciary for one or more third parties, each third party shall, in the judgment of the applicable Initial Purchaser, be an Institutional Accredited Investor or a "qualified institutional buyer" within the meaning of Rule 144A under the 1933 Act (a "Qualified Institutional Buyer") or a non-U.S. person outside the United States.

          (iv) SUBSEQUENT PURCHASER NOTIFICATION. Each Initial Purchaser will take reasonable steps to inform, and cause each of its U.S. Affiliates to take reasonable steps to inform, persons acquiring Securities from such Initial Purchaser or affiliate, as the case may be, in the United States that the Securities (A) have not been and will not be registered under the 1933 Act, (B) are being sold to them without registration under the 1933 Act in reliance on Rule 144A or in accordance with another exemption from registration under the 1933 Act, as the case may be, and (C) may not be offered, sold or otherwise transferred except (1) to the Company, (2) outside the United States in accordance with Regulation S, or (3) inside the United States in accordance with (x) Rule 144A to a person whom the seller reasonably believes is a Qualified Institutional Buyer that is purchasing such Securities for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (y) pursuant to another available exemption from registration under the 1933 Act.

          (v) MINIMUM PRINCIPAL AMOUNT. No sale of the Securities to any one Subsequent Purchaser will be for less than U.S. $1,000 principal amount and no Security will be issued in a smaller principal amount. If the Subsequent Purchaser is a non-bank fiduciary acting on behalf of others, each person for whom it is acting must purchase at least U.S. $1,000 principal amount of the Securities.

     (b) COVENANTS OF THE COMPANY. The Company covenants with each Initial Purchaser as follows:

          (i) INTEGRATION. The Company agrees that it will not and will cause its Affiliates not to, directly or indirectly, solicit any offer to buy, sell or make any offer or sale of, or otherwise negotiate in respect of, securities of the Company of any class if, as a result of the doctrine of "integration" referred to in Rule 502 under the 1933 Act, such offer or sale would render invalid (for the purpose of (i) the sale of the offered Securities by the Company to the Initial Purchasers, (ii) the resale of the offered Securities by the Initial Purchasers to Subsequent Purchasers or
     (iii) the resale of the offered Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the 1933 Act, provided by Section 4(2) thereof or by Rule 144A or by Regulation S thereunder or otherwise.

          (ii) RULE 144A INFORMATION. The Company agrees that, in order to render the offered Securities eligible for resale pursuant to Rule 144A under the 1933 Act, while any of the offered Securities remain outstanding, it will make available, upon request, to any holder of offered Securities or prospective purchasers of Securities the information specified in Rule 144A(d)(4), unless the Company furnishes information to the Commission pursuant to Section 13 or 15(d) of the 1934 Act.

          (iii) RESTRICTION ON REPURCHASES. Until the expiration of two years after the original issuance of the offered Securities, the Company will not, and will cause its Affiliates not to, resell any offered Securities which are "restricted securities" (as such term is defined under Rule 144(a)(3) under the 1933 Act), whether as beneficial owner or otherwise (except as agent acting as a securities broker on behalf of and for the account of customers in the ordinary course of business in unsolicited broker's transactions).

     (c) RESALE PURSUANT TO RULE 903 OF REGULATION S OR RULE 144A. Each Initial Purchaser understands that the offered Securities have not been and will not be registered under the 1933 Act and may not be offered or sold within the United States or to, or for the account of benefit of, U.S. persons except in accordance with Regulation S under the 1933 Act or pursuant to an exemption from the registration requirements of the

1933 Act. Each Initial Purchaser severally represents and agrees, that, except as permitted by Section 6(a) above, it has offered and sold Securities and will offer and sell Securities (i) as part of their distribution at any time and (ii) otherwise until forty days after the later of the date upon which the offering of the Securities commences and Closing Time, only in accordance with Rule 903 of Regulation S, Rule 144A under the 1933 Act or another applicable exemption from the registration requirements of the 1933 Act. Accordingly, neither the Initial Purchasers, their affiliates nor any persons acting on their behalf have engaged or will engage in any directed selling efforts with respect to Securities sold hereunder pursuant to Regulation S, and the Initial Purchasers, their affiliates and any person acting on their behalf have complied and will comply with the offering restriction requirements of Regulation S. Each Initial Purchaser severally agrees that, at or prior to confirmation of a sale of offered Securities pursuant to Regulation S it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases offered Securities from it or through it during the restricted period a confirmation or notice to substantially the following effect:

          "The Securities covered hereby have not been registered under the United States Securities Act of 1933 (the "Securities Act") and may not be offered or sold within the United States or to or for the account or benefit of U.S. persons (i) as part of their distribution at any time and (ii) otherwise until forty days after the later of the date upon which the offering of the Securities commenced and the date of closing, except in either case in accordance with Regulation S or Rule 144A under the Securities Act. Terms used above have the meaning given to them by Regulation S."

Terms used in the above paragraph have the meanings given to them by Regulation S.

     (d) QUALIFIED INSTITUTIONAL BUYER. Each Initial Purchaser severally and not jointly represents and warrants to, and agrees with, the Company that it is a Qualified Institutional Buyer and an "accredited investor" within the meaning of Rule 501(a) under the 1933 Act (an "Accredited Investor").

     SECTION 7. INDEMNIFICATION.

     (a) INDEMNIFICATION OF INITIAL PURCHASERS. The Company agrees to indemnify and hold harmless each Initial Purchaser, its affiliates, as such term is defined in Rule 50l(b) under the 1933 Act (each, an "Affiliate"), its selling agents and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

          (i) against any and all loss, Liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Memorandum or the Final Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

          (ii) against any and all loss, liability, claim, damage, and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; PROVIDED that (subject to Section 7(d) below) any such settlement is effected with the written consent of the Company; and

          (iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by Merrill Lynch), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

PROVIDED, HOWEVER, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to AMF, the Company or the Guarantors by any Initial Purchaser through Merrill Lynch expressly for use in the Offering Memorandum (or any amendment thereto).

     (b) INDEMNIFICATION OF COMPANY. Each Initial Purchaser severally agrees to indemnify and hold harmless the Company and each person, if any, who controls, the Company or the Guarantors within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Offering Memorandum in reliance upon and in conformity with written information furnished to the Company by such Initial Purchaser through Merrill Lynch expressly for use in the Offering Memorandum.

     (c) ACTIONS AGAINST PARTIES; NOTIFICATION. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 7(a) above, counsel to the indemnified parties shall be selected by Merrill Lynch, and, in the case of parties indemnified pursuant to Section 7(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; PROVIDED, HOWEVER, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

     (d) SETTLEMENT WITHOUT CONSENT IF FAILURE TO REIMBURSE. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by
Section 7(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

     SECTION 8. CONTRIBUTION. If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause
(i) above but also the relative fault of the Company on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

     The relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discount received by the Initial Purchasers, bear to the aggregate initial offering price of the Securities.

     The relative fault of the Company on the one hand and the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company, by the Initial Purchasers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

     Notwithstanding the provisions of this Section, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased and sold by it hereunder exceeds the amount of any damages which such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

     No person guilty of fraudulent misrepresentation (within the meaning of Section ll(f) of me 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     For purposes of this Section, each person, if any, who controls an Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Initial Purchaser's Affiliates and selling agents shall have the same rights to contribution as such Initial Purchaser, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company. The Initial Purchasers' respective obligations to contribute pursuant to this Section are several in proportion to the principal amount of Securities set forth opposite their respective names in Schedule A hereto and not joint.

     SECTION 9. REPRESENTATIONS, WARRANTIES AND AGREEMENTS TO SURVIVE. All representations, warranties and agreements contained in this Agreement or in certificates of officers of AMF, the Company, the Guarantors or any of their respective subsidiaries submitted pursuant hereto, shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Initial Purchaser or its Affiliates or selling agents, any person controlling any Initial Purchaser, its officers or directors or any person controlling AMF, the Company the Guarantors or their respective subsidiaries and (ii) delivery of and payment for the Securities.

     SECTION 10. TERMINATION OF AGREEMENT.

     (a) TERMINATION; GENERAL. The Representatives may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Final Offering Memorandum (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of AMF, the Company and the Guarantors and their respective subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or
(ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading generally on the American Stock Exchange or the New York Stock Exchange or in the NASDAQ System has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority, or (iv) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (v) if a banking moratorium has been declared by either Federal or New York authorities.

     (b) LIABILITIES. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 7, 8 and 9 shall survive such termination and remain in full force and effect.

     SECTION 11. DEFAULT BY ONE OR MORE OF THE INITIAL PURCHASERS. If one or more of the Initial Purchasers shall fail at the Closing Time to purchase the Securities which it or they are obligated to purchase under this Agreement (the "Defaulted Securities"), the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Initial Purchasers, or any other initial purchasers, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then:

     (a) if the number of Defaulted Securities does not exceed 10% of the aggregate principal amount of the Securities to be purchased hereunder, each of the non-defaulting Initial Purchasers shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Initial Purchasers, or

     (b) if the number of Defaulted Securities exceeds 10% of the aggregate principal amount of the Securities to be purchased hereunder, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser.

     No action taken pursuant to this Section shall relieve any defaulting Initial Purchaser from liability in respect of its default.

     In the event of any such default which does not result in a termination of this Agreement, either the Representatives or the Company shall have the right to postpone the Closing Time for a period not exceeding seven days in order to effect any required changes in the Offering Memorandum or in any other documents or arrangements. As used herein, the term "Initial Purchaser" includes any person substituted for an Initial Purchaser under this Section.

     SECTION 12. TAX DISCLOSURE. Notwithstanding any other provision of this Agreement, from the commencement of discussions with respect to the transactions contemplated hereby, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as such terms are used in Sections 6011, 6111 and 6112 of the U.S. Code and the Treasury Regulations promulgated thereunder) of the transactions contemplated by this Agreement and all materials of any kind (including, opinions or other tax analyses) that are provided relating to such tax treatment and tax structure.

     SECTION 13. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Initial Purchasers shall be directed to the Representatives at 4 World Financial Center, New York, New York 10080, attention of Anand Melvani, Facsimile: (212) 738-2279, with a copy to Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New. York, New York 10004, attention Valerie Ford Jacob, Esq., Facsimile: (212) 859-8589, notices to the Company shall be directed to it at Code Hennessy & Simmons LLC, 10 South Wacker Drive, Suite 3175 Chicago, IL 60606, attention of Thomas J. Formolo, Facsimile: (312) 876-3854, with a copy to Kirkland & Ellis, LLP at AON Centers, 200 East Randolph Drive, Chicago, Illinois 60601, attention Gerald T. Nowak, Esq., Facsimile: (312) 861-2200.

     SECTION 14. PARTIES. This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers and the Company and their respective successors (including AMF as the successor to the Company but solely upon consummation of the Merger). Upon execution of the Purchase Agreement Joinder Agreement by each Guarantor and the consummation of the Merger, all obligations herein of the Company shall become the joint and several obligations of AMF and each of the Guarantors as if AMF and each of the Guarantors had been a party to this Agreement. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchasers and the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein, contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchasers and the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

     SECTION 15. MERGERS. Any corporation into which the Company may be merged or converted or with which it may be consolidated, or any corporation resulting; from any merger, conversion or consolidation to which the Company shall be a party, or any corporation succeeding to the business of the Company shall be the successor of the Company hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

     SECTION 16. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

     SECTION 17. TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

     SECTION 18. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

     SECTION 19. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Initial Purchasers and the Company in accordance with its terms.


                              Very truly yours,


                              KINGPIN MERGER SUB, INC.


                              By
                                   ---------------------------------------------
                                   Title:

CONFIRMED AND ACCEPTED,
 as of the date first above written:

MERRILL LYNCH, PIERCE, FENNER & SMITH
               INCORPORATED
CREDIT SUISSE FIRST BOSTON LLC


By: MERRILL LYNCH, PIERCE, FENNER & SMITH
               INCORPORATED


By:  /s/ [ILLEGIBLE]
     -----------------------------------
          Authorized Signatory

     For themselves and as Representatives of the other Initial Purchasers named in Schedule A hereto.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Initial Purchasers and the Company in accordance with its terms.


                              Very truly yours,


                              KINGPIN MERGER SUB, INC.


                              By   /s/ Richard A. Lobo
                                   ---------------------------------------------
                                   Title: Vice President and Assistant Secretary

CONFIRMED AND ACCEPTED,
 as of the date first above written:

MERRILL LYNCH, PIERCE, FENNER & SMITH
               INCORPORATED
CREDIT SUISSE FIRST BOSTON LLC


By: MERRILL LYNCH, PIERCE, FENNER & SMITH
               INCORPORATED


By:
     -----------------------------------------------
          Authorized Signatory

     For themselves and as Representatives of the other Initial Purchasers named in Schedule A hereto.

                                   SCHEDULE A

                                                                     PRINCIPAL
                                                                     AMOUNT OF
NAME OF INITIAL PURCHASER                                              NOTES
                                                                  --------------
Merrill Lynch Pierce, Fenner & Smith Incorporated ............    $  82,500,000
Credit Suisse First Boston LLC ...............................    $  67,500,000


                                                                  --------------
Total ........................................................    $ 150,000,000
                                                                  ==============

                                   SCHEDULE B

                                   GUARANTORS

NAME                                            JURISDICTION OF INCORPORATION OR
                                                          ORGANIZATION
                                                         --------------
AMF Bowling Products, Inc.                                  Virginia

AMF Bowling Centers Holdings Inc.                           Delaware

AMF Worldwide Bowling Centers Holdings Inc.                 Delaware

American Recreation Centers, Inc.                           Virginia

AMF Bowling Centers, Inc.                                   Virginia

AMF Beverage Company of Oregon, Inc.                         Oregon

AMF Beverage Company of W. VA., Inc.                      West Virginia

King Louie Lenexa, Inc.                                      Kansas

300, Inc.                                                     Texas

Bush River Corporation                                   South Carolina

AMF Bowling Centers (Aust) International Inc.               Virginia

AMF Bowling Centers International Inc.                      Virginia

AMF Bowling Mexico Holding, Inc.                            Delaware

Boliches AMF, Inc.                                          Virginia

                                   SCHEDULE C

                            KINGPIN MERGER SUB, INC.
                                  $150,000,000
                       Senior Subordinated Notes due 2010

     1. The initial public offering price of the Securities shall be 100% of the principal amount thereof, plus accrued interest, if any, from the date of issuance.

     2. The purchase price to be paid by the Initial Purchasers for the Securities shall be 97.25% of the principal amount thereof.

     3. The interest rate on the Securities shall be 10% per annum.

     4. The interest payment dates of the Notes shall be March 1 and September 1 of each year, commencing September 1, 2004.

     5. The Securities will be subject to redemption at any time after March 1, 2007, at the option of the Company and the Guarantors, at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning March 1 of the years indicated below:

                                               REDEMPTION
                             YEAR                 PRICE
                                                  -----
                     2007                        105.00%
                     2008                        102.50%
                     2009 and thereafter         100.00%

of the principal amount, in each case, together with accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

     6. In addition, at any time prior to March 1, 2007, the Company and the Guarantors, at their option, may use the net proceeds of one or more Public Equity Offerings (as defined in the Offering Memorandum) to redeem up to an aggregate of 35% of the aggregate principal amount of the Securities originally issued under the Indenture at a redemption price equal to 110% of the aggregate principal amount of the Securities redeemed, plus accrued and unpaid interest thereon, if any, to the redemption date. At least 65% of the initial aggregate principal amount of the Securities must remain outstanding immediately after the occurrence of such redemption.

                                                                       EXHIBIT A

                      FORM OF OPINION OF COMPANY'S COUNSEL
                           TO BE DELIVERED PURSUANT TO
                                  SECTION 5(a)

                                                                       EXHIBIT B

         FORM OF OPINION OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP
                           TO BE DELIVERED PURSUANT TO
                                  SECTION 5(b)

                                                                       EXHIBIT C

                  FORM OF PURCHASE AGREEMENT JOINDER AGREEMENT

          WHEREAS, Kingpin Merger Sub, Inc. (the "Company"), and the Initial Purchasers heretofore executed and delivered a Purchase Agreement ("Purchase Agreement") dated as of February 19, 2004, providing for the issuance and sale by the Company and purchase by the Initial Purchasers of $150,000,000 10% Senior Subordinated Notes due 2010 of the Company (the "Notes") and senior subordinated guarantees of the Company's obligations under the Notes (the "Guarantees," together with the Notes, the "Securities"). All capitalized terms used herein but not defined, shall have the meaning assigned thereto in the Purchase Agreement;

          WHEREAS, as a condition to the consummation of the offering of the Securities, the Guarantors, none of which was originally party to the Purchase Agreement, have agreed to join the Purchase Agreement upon consummation of the Merger and the Transactions, on terms described below;

          NOW, THEREFORE, each Guarantor hereby agrees for the benefit of the Initial Purchasers, as follows:

     (a) Each of the undersigned hereby acknowledges that it has received and reviewed a copy of the Purchase Agreement and all other documents it deems fit to enter into this Agreement, and acknowledges and agrees to (i) join and become a party to the Purchase Agreement as indicated by its signature below; (ii) be bound by all covenants, agreements, representations, warranties and acknowledgments attributable to the Company (including the Company's obligations as an indemnifying party) in the Purchase Agreement as if made by, and with respect to, each signatory hereto; and (iii) jointly and severally, perform all obligations and duties required of the Company pursuant to the Purchase Agreement.

     (b) Each of the undersigned hereby represents and warrants to and agrees with the Initial Purchasers that it has all the requisite corporate power and authority and the legal right to execute, deliver and perform its obligations under this Joinder Agreement, that performance of this Joinder Agreement does not and will not violate any provisions of its charter, by-laws or other similar document, or, except as could not reasonably be expected to result in a material adverse effect, any contractual obligations binding on it; and that when this Joinder Agreement is executed and delivered, it will constitute a valid and legally binding agreement enforceable against each of the undersigned in accordance with its terms.

          THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WIHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

          IN WITNESS WHEREOF, the undersigned has executed this agreement this [ ] day of [ ], 2004.

                                   GUARANTORS OF AMF BOWLING WORLDWIDE, INC.:

                                   AMF BOWLING PRODUCTS, INC.
                                   AMF BOWLING CENTERS HOLDINGS INC.
                                   AMF WORLDWIDE BOWLING CENTERS HOLDINGS INC.

                                   AMERICAN RECREATION CENTERS, INC.
                                   AMF BOWLING CENTERS, INC.
                                   AMF BEVERAGE COMPANY OF OREGON, INC.
                                   AMF BEVERAGE COMPANY OF W. VA., INC.
                                   KING LOUIE LENEXA, INC.
                                   300, INC.
                                   BUSH RIVER CORPORATION
                                   AMF BOWLING CENTERS (AUST) INTERNATIONAL INC. AMF BOWLING CENTERS INTERNATIONAL INC.
                                   AMF BOWLING MEXICO HOLDING, INC.
                                   BOLICHES AMF, INC.

                                   By:
                                       -----------------------------------------
                                   Name:
                                   Title:

                                       C-2